News Release

For more information contact:

Media please contact:

Chris Romoser, Iomega Corporation, (858) 314-7148 romoser@iomega.com

Analysts/Investors, please contact:

Preston Romm, Iomega Corporation, (858) 314-7188 romm@iomega.com

FOR IMMEDIATE RELEASE

IOMEGA REPORTS FIRST QUARTER RESULTS

AND RESTRUCTURING ACTIONS

SAN DIEGO, April 27, 2006 – Iomega Corporation (NYSE: IOM) today reported revenue of $59.1 million and a net loss of $4.2 million, or ($0.08) per share, for the quarter ended April 2, 2006. These results included a $3.1 million pre-tax, non-cash goodwill impairment charge associated with the Zip® product line, $1.0 million of pre-tax, non-restructuring severance costs associated with the departure of the prior CEO, and $0.3 million of pre-tax restructuring charges. In comparison, first quarter 2005 revenue was $72.9 million with a net loss of $5.9 million, or ($0.11) per share, which included $0.2 million in pre-tax restructuring charges.

First quarter 2006 revenue of $59.1 million decreased $13.8 million, or 19%, compared to first quarter 2005. The decrease was primarily due to lower Zip, optical, Mini USB flash and REV® product sales, partially offset by increased sales of hard disk drive (HDD) products. The first quarter 2006 gross margin percentage was 20.0%, compared to 22.7% for first quarter 2005, reflective of the product mix trending more toward Consumer Storage Solutions products as compared to last year. First quarter 2006 operating expenses were $18.4 million, which included the $3.1 million pre-tax, non-cash goodwill impairment charge associated with the Zip product line, $1.0 million of pre-tax non-restructuring severance costs associated with the departure of the prior CEO, and $0.3 million of pre-tax restructuring charges associated with other management changes. By comparison, first quarter 2005 operating expenses were $22.4 million, which included $0.2 million of restructuring charges. The first quarter 2006 operating loss was $6.6 million, including the pre-tax goodwill impairment, non-restructuring severance and restructuring charges described above, compared to a first quarter 2005 operating loss of $5.9 million, including restructuring. Excluding the non-restructuring severance ($1.0 million), restructuring ($0.3 million) and goodwill impairment charges ($3.1 million) from the first quarter 2006 operating loss of $6.6 million, the non-GAAP, adjusted first quarter 2006 operating loss was $2.2 million.

First quarter 2006 product sales of $59.1 million included REV product sales of $10.8 million; Consumer Storage Solutions product sales (consisting of HDD, optical, Mini USB flash and floppy drives) of $33.2 million; Network Storage Solutions (NSS) sales of $3.2 million; and Zip product sales of $11.6 million.

During first quarter 2006, the Company’s total cash, cash equivalents, and temporary investments decreased by $7.8 million to $88.2 million as of April 2, 2006. The decrease was primarily a result of payments on seasonally higher accounts payable from the fourth quarter, and payments associated with previous restructuring actions.

Today, Iomega also announced a restructuring plan to reduce costs. The restructuring plan includes a workforce reduction of approximately 75 employees. Additionally, 13 positions have already been eliminated since the beginning of the year for a total workforce reduction of about 30%. The Company anticipates these actions along with other business changes will result in annual cost savings of $20 million to $25 million as compared to first quarter 2006 annualized run rates, when fully implemented by the end of the third quarter. Approximately 85% of the cost reductions are expected to be in operating expenses, with the remainder in fixed overhead. The cost reductions include the workforce reduction, consolidation of facilities and other spending reductions.

The restructuring and other associated charges, expected to range between $3 million to $4 million, are anticipated to be recorded in the second and third quarters. These charges will reflect expenses associated with the workforce reduction; lease expenses associated with unutilized and closed facilities; termination of contractual obligations; asset write-downs and other miscellaneous charges. Substantially all of the restructuring charges are expected to be cash charges.

“Our new management team has accelerated the pace of change at Iomega and has made progress on many fronts,” said Jonathan Huberman, Chief Executive Officer of Iomega Corporation. “We have taken actions to reduce costs and named new leadership in the posts of CEO, COO, CFO and key positions within our sales and product marketing teams. We have taken steps to streamline the organization and created unified R&D and product marketing groups while eliminating certain consumer electronics initiatives to focus on doing what we do best – providing storage solutions for home offices and small- to medium-sized businesses. We have also undertaken a strategic review of each product line and created plans to improve profitability across each line. Additionally, we made progress toward completion of the next generation REV product slated for delivery in the second half of 2006.

“These actions, although difficult, are necessary to ensure that Iomega starts off this next phase of its life on solid ground,” continued Huberman. “Our short-term goals are to achieve individual product line profitability without relying upon the declining Zip business. Overall, I am pleased with the progress we have made over the last sixty days. However, we will continue to implement other changes as needed to increase our speed, time to market, accountability and profitability. In addition to improving our current business, we have already begun to evaluate strategic opportunities to grow our business through product sourcing, alliances, partnerships, and M&A. We will seek logical extensions to our REV, NAS and HDD product lines as well as investigate opportunities to leverage our brand, infrastructure and worldwide channel presence. We look forward to reporting on our progress in the months and quarters to come.”

Conference Call Information

As previously announced, Iomega will host a conference call with simultaneous audio webcast beginning at 4:30 p.m. Eastern Time today to discuss Iomega's first quarter financial results and management’s goals and outlook. The webcast may be accessed at http://www.iomega.com and will be available for replay through the close of business on Thursday, May 11, 2006.

About Iomega

Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture and share their valuable digital information. Iomega's award-winning storage products include the Iomega® REV® 35GB drive, available in several computer interface models, as well as two automation solutions: the rack mount REV 1000 Autoloader and the new desktop form factor REV Loader 280; Zip® 100MB, 250MB and 750MB drives; high-performance Iomega external hard drives and HDD solutions such as the Iomega StorCenter™ Network Hard Drive, available in multiple capacity sizes, including a new 1TB wireless model; Iomega Mini USB Flash drives, Micro Mini™ USB Flash drives; Iomega external CD-RW drives; Iomega Super DVD drives; and Iomega floppy USB-powered drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega Automatic Backup software and HotBurn® CD-recording software. For networks, Iomega NAS servers offer capacities of 160GB to 1.6TB. For unlimited capacity and anytime, anywhere access, Iomega offers iStorage™ secure online storage for personal and professional use. Iomega also offers businesses and consumers a comprehensive data recovery services solution for recovering lost data due to hardware failure, file corruption or media damage. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at www.iomega.com.

Special Note Regarding Forward-Looking Statements

Statements contained in this release regarding the Company’s short-term goals and plans to improve profitability across each product line; the expected results of our restructuring plan; Iomega’s focus in the future; the expected launch of our next generation REV product in the second half of 2006; expected restructuring charges and savings; plans to seek extensions of our product lines and to leverage our brand, infrastructure, and channels; expected future costs; and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based upon information available to us as of April 27, 2006, and we disclaim any intention or obligation to update any such statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include losses of key personnel including possibly as a result of restructuring actions; lower than anticipated sales of our products; any inability or failure to improve REV product sales or improve HDD product gross margins, unexpected technical, manufacturing, or supply issues with our products; our inability to achieve a competitive cost structure; competition; our inability to maintain stringent quality assurance standards and customer satisfaction; difficulties in identifying and completing strategic opportunities to grow our business; manufacturing and inventory issues; intellectual property disputes; adverse final judgments in litigation; general economic and/or industry-specific conditions including significant changes in the landscape of data storage demand, pricing, or competition; and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega's most recent Annual Report on Form 10-K.

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Copyright© 2006 Iomega Corporation. All rights reserved. Iomega, Zip, REV, StorCenter, ScreenPlay, Mixx, Active Disk, iStorage, Micro Mini, and HotBurn are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.

IOMEGA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS - QTD
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	Apr. 2,	% of	Apr. 3,	% of	Dec. 31,	% of
	2006	Sales	2005	Sales	2005	Sales
Sales	$59,081	100.0%	$72,912	100.0%	$70,029	100.0%
Cost of Sales	47,280	80.0%	56,385	77.3%	55,186	78.8%
Gross margin	11,801	20.0%	16,527	22.7%	14,843	21.2%

Operating Expenses:
Selling, general and administrative (1)	12,460	21.1%	18,208	25.0%	11,687	16.7%
Research and development	2,567	4.3%	3,999	5.5%	2,901	4.1%
License and patent fees	0	0.0%	(7)	(0.0%)	0	0.0%
Goodwill impairment charge	3,081	5.2%	0	0.0%	0	0.0%
Restructuring charges	278	0.5%	235	0.3%	806	1.2%
Total operating expenses	18,386	31.1%	22,435	30.8%	15,394	22.0%
Operating Loss	(6,585)	(11.1%)	(5,908)	(8.1%)	(551)	(0.8%)
Interest and other income and expense, net	1,014	1.7%	(451)	(0.6%)	561	0.8%
Income (Loss) From Continuing Operations Before Income Taxes	(5,571)	(9.4%)	(6,359)	(8.7%)	10	0.0%
Benefit for Income Taxes	1,402	2.4%	494	0.7%	729	1.0%
Income (Loss) From Continuing Operations	(4,169)	(7.1%)	(5,865)	(8.0%)	739	1.1%
Gain (Loss) From Discontinued ByteTaxi, Inc. Operations (net of taxes)	0		(60)		1,158
Net Income (Loss)	($4,169)		($5,925)		$1,897

Basic Earnings (Loss) Per Share	($0.08)		($0.11)		$0.04
Diluted Earnings (Loss) Per Share	($0.08)		($0.11)		$0.04
Weighted Average Common Shares Outstanding	51,649		51,611		51,642
Weighted Average Common Shares Assuming Dilution	51,649		51,611		51,642

(1) Q1 2006 includes $1.0 million of non-restructuring, severance related costs associated with prior CEO.

PRODUCT SALES AND OPERATING INCOME (LOSS) - QTD
(In thousands)
(Unaudited)

	For the Three Months Ended
	Apr. 2,	% of	Apr. 3,	% of	Dec. 31,	% of
	2006	Sales	2005	Sales	2005	Sales
Sales:
Consumer Products:
Zip	$11,643	19.7%	$20,145	27.6%	$12,310	17.6%
Consumer Storage Solutions (1)	33,189	56.2%	36,431	50.0%	41,685	59.5%
Business Products:
REV	10,779	18.2%	12,093	16.6%	12,443	17.8%
Network Storage Systems	3,199	5.4%	3,785	5.2%	3,314	4.7%
Other Products (2)	271	0.5%	458	0.6%	277	0.4%
Total Sales	$59,081		$72,912		$70,029

Product Operating Income (Loss):
Consumer Products:
Zip (3)	$1,059		$6,491		$4,612
Consumer Storage Solutions (1)	(4,754)		(7,245)		(3,072)
Business Products:
REV	(1,616)		(3,962)		(1,607)
Network Storage Systems	(58)		(970)		164
Other Products (2)	57		13		158
Non-Restructuring charges (4)	(995)		0		0
Restructuring charges	(278)		(235)		(806)
Operating Loss	($6,585)		($5,908)		($551)

(1) Consumer Storage Solutions is comprised of hard disk, optical, flash and floppy drives.
(2) Other Products is comprised of Jaz and other miscellaneous products.
(3) Q1 2006 includes a $3.1 million goodwill impairment charge.
(4) Non-restructuring, severance related costs associated with prior CEO and recorded in SG&A in above income statement.

IOMEGA CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	Apr. 2,	Dec. 31,
	2006	2005
ASSETS:
Cash and cash equivalents	$60,829	$70,943
Restricted cash	82	256
Temporary investments	27,278	24,800
Total cash	88,189	95,999
Trade receivables	22,939	28,853
Inventories	26,571	27,532
Deferred taxes	5,523	5,523
Other current assets	6,135	4,998
Total Current Assets	149,357	162,905
Property and equipment, net	7,341	8,311
Intangible and other assets	8,887	12,453
	$165,585	$183,669

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable	$26,829	$35,500
Income taxes payable	0	310
Other current liabilities	45,983	49,751
Total Current Liabilities	72,812	85,561
Deferred taxes	15,945	17,152
Stockholders' equity	76,828	80,956
	$165,585	$183,669

CONDENSED STATEMENTS OF CASH FLOWS - YTD
(In thousands)
(Unaudited)

	For the Three Months Ended
	Apr. 2,	Apr. 3,
	2006	2005
Cash Flows from Operating Activities:
Net Loss	($4,169)	($5,925)
Revenue and Expense Adjustments (1)	3,239	2,468
	(930)	(3,457)
Changes in Assets and Liabilities:
Trade receivables	6,036	1,656
Restricted cash	174	(278)
Inventories	961	(3,304)
Other current assets	(894)	982
Accounts payable	(8,671)	(1,622)
Accrued restructuring	(1,177)	(1,340)
Other current liabilities and income taxes	(3,144)	(8,407)
Net cash used in operating activities	(7,645)	(15,770)

Cash Flows from Investing Activities:
Purchases of property and equipment	(165)	(462)
Proceeds from sales of assets	21	85
Initial investment in ByteTaxi (net of $171,000 cash)	0	(44)
Sales of temporary investments	4,500	6,233
Purchases of temporary investments	(6,846)	(14,871)
Net change in other assets and other liabilities	0	(708)
Net cash used in investing activities	(2,490)	(9,767)

Cash Flows from Financing Activities:
Proceeds from sales of Common Stock	21	5
Net cash provided by financing activities	21	5
Net Decrease in Cash and Cash Equivalents	(10,114)	(25,532)
Cash and Cash Equivalents at Beginning of Period	70,943	103,403
Cash and Cash Equivalents at End of Period	$60,829	$77,871

(1) Q1 2006 includes a $3.1 million non-cash, goodwill impairment charge.